EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
ACCO Brands Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-127626, 333-127631, 333-127750, 333-136662, 333‑153157, 333-157726, 333-176247, and 333-181430) on Form S-8 of ACCO Brands Corporation of our report dated February 25, 2015, with respect to the consolidated balance sheets of ACCO Brands Corporation as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income (loss), cash flows, and stockholders’ equity (deficit) for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of ACCO Brands Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 25, 2015